CFO Commentary on Second-Quarter 2014 Results

Summary

The second quarter 2014 results compared to last year’s second quarter were as follows:

•	Revenue of $305.8 million up 4.2% from $293.4 million
•	Gross margin of 19.5% improved sequentially by 0.4 percentage points, but decreased from the same period of the prior year by 1.2 percentage points
•	Operating loss of $5.5 million was down from the prior year loss of $1.9 million
•	Net loss applicable to common shares was $4.9 million compared to the prior year loss of $5.3 million
•	Net loss per diluted common share was $0.07 compared to the prior year loss per diluted common share of $0.28
•	*Adjusted EBITDA of $6.3 million was down from the prior year’s $10.6 million

* Reconciliations of non-GAAP financial measures to the nearest GAAP measure are included in the Company’s financial table accompanying this CFO Commentary.

Revenue

Revenue of $305.8 million was up 4.2% from a year ago. Revenue growth was driven by increases in all three of our segments, driven primarily by our legacy commercial industrial products in the Components group and the continued ramping up of our new facility in Middletown, Ohio in our Coatings group. This growth was despite the extended winter weather unfavorable impact on our customers’ job sites, our supply chain, and our product mix.

•	Coaters third-party revenue of $25.5 million increased by 16.5% with third-party volumes up by 15% versus last year’s second quarter results

•	Components third-party revenue of $135.7 million increased by 5.1% with third-party volumes up by 7% compared to last year’s second quarter

•	Buildings third-party revenue of $144.6 million increased by 1.6% with third-party volumes down by 1% versus last year’s comparable quarter

Gross Margin

Gross profit decreased to $59.6 million, down $1.2 million from last year’s second quarter. Although our gross margins increased sequentially, our gross margin of 19.5% was down 1.2 percentage points from a year ago. Similar to our first quarter, our product mix and manufacturing efficiency were unfavorably affected by weather related disruptions to our manufacturing processes, and our supply chain. In addition, our material costs were impacted by related transportation disruptions, causing us to utilize a higher percentage of spot-priced steel.

Gross Margin Reconciliation: Q2’13 to Q2’14 (20.7% to 19.5%, down 1.2 percentage points)
[note: point attributions are approximate]

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•	+ 0.1 points:	Non-routine gain on insurance recovery
•	+ 0.4 points:	Improved pricing
•	- 1.3 points:	Product mix and other weather effected inefficiencies including material, manufacturing and transportation costs
•	- 0.1 points:	Reclassification of cost from ESG&A resulting from manufacturing reorganization
•	- 0.3 points:	Other items

ESG&A Expenses

ESG&A expenses were $65.1 million, up $2.3 million from a year ago, and in line with our guidance expectations. ESG&A expenses as a percent of revenues decreased from 21.4% last year to 21.3% in the current quarter. Outside of volume driven variable cost fluctuations and normal wage inflation, the increase in ESG&A expenses over the prior year is attributable primarily to the following:

•	~$1.2 million related to sales growth initiatives in our Components group

•	~$1.2 million related to certain marketing programs in our Buildings group

•	~$0.3 million related to marketing and sales programs in our Coaters group

•	~$0.8 million related to increased engineering and drafting costs for approval based projects to be delivered in future periods

The above costs were offset by $2.3 million lower Corporate ESG&A costs, of which $0.9 million related to lower stock based compensation.

*Adjusted EBITDA

*Adjusted EBITDA declined $4.2 million from $10.6 million last year to $6.3 million in the current quarter. The decline in EBITDA is attributable to the following:

•	-$3.6 Product mix and other weather effected inefficiencies including material, manufacturing and transportation costs

•	-$2.8 million related to incremental spending on growth initiatives and certain sales and marketing program

•	+$1.0 million reduction in corporate ESG&A expenses, exclusive of reductions in non-cash stock compensation charges

•	+$0.3 million related to increases in other income, primarily foreign currency gains

•	+$0.9 million related to various other items

Diluted Shares

Our weighted average diluted share count was 72.8 million shares, compared to 19.4 million shares last year. As previously disclosed, all of the outstanding shares of Series B Convertible Preferred Stock were converted into common shares during the third quarter of 2013. These shares were not included in our weighted average shares outstanding for purposes of computing earnings per share for the second quarter of 2013, but they are included in the second quarter of 2014, which accounts for the majority of the improvement year-over-year in loss per share.

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Cash and Working Capital

Our cash balance of $12.5 million was below the same quarter of the prior year by $15.1 million, and down $4.1 million sequentially. The decline in cash from the $77.4 million at the end of the last fiscal year is due to the combination of the $23.7 million used to repurchase shares of common stock predominantly in the first quarter, and seasonal variations in our working capital requirements. The primary working capital variation relates to a $ 43.6 million reduction in accounts payable as the result of the seasonal transition from our peak fourth quarter to the lower volume winter months in the first half. Our days sales outstanding improved to 33.2 days, compared to 35.7 days in the prior year same period. Our days in inventory outstanding increased to 51.3 days, compared to 48.8 days in the prior year due to increasing steel costs and slower than expected shipments. And finally, our days in payables outstanding remained unchanged at 33.3 days from the same period of the prior year.

Q3 2014 Outlook

The following are our current expectations for certain financial items for our third fiscal quarter:

ESG&A Expenses

We expect our ESG&A expenses to range between $66 million and $69 million.

Interest Expense

We expect our interest expense, including the amortization of deferred financing costs and costs from our revolving asset-based lending facility, to range between $3.0 million and $3.3 million.

Effective Tax Rate

We expect our tax rate for the upcoming quarter to range between 37% and 40%. However, we continue to expect volatility in our quarterly tax rate as slight changes in earnings will have an outsized impact on the effective tax rate given the seasonal variation in earning levels that typically occur. Our effective tax rate percentage can and has varied significantly from expectations as a result.

Diluted Shares

We expect our weighted average diluted common share count used in calculating our earnings per share to be approximately 74.8 million for the upcoming quarter and 75.0 million for fiscal 2014.

Balance Sheet and Cash Flow Items

We expect our capital expenditures in fiscal 2014 to range between $25 million and $28 million, consistent with past guidance.

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Forward-Looking Statements

This CFO Commentary contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "guidance," "potential," "expect," "should," "will," "forecast" and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations, assumptions and/or beliefs concerning future events. As a result, these forward-looking statements rely on a number of assumptions, forecasts, and estimates and, as a result, these forward-looking statements are subject to a number of risks and uncertainties that may cause the Company's actual performance to differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially include, but are not limited to industry cyclicality and seasonality and adverse weather conditions; ability to service or refinance the Company's debt and obtain future financing; the Company’s ability to comply with the financial tests and covenants in its existing and future debt obligations; operational limitations or restrictions in connection with our debt; recognition of asset impairment charges; the ability to make strategic acquisitions accretive to earnings; retention and replacement of key personnel; enforcement and obsolescence of intellectual property rights; fluctuations in customer demand; commodity price increases and/or limited availability of raw materials, including steel; increases in energy prices, competitive activity and pricing pressure; challenging economic conditions affecting the non-residential construction industry; volatility in the U.S. economy and abroad generally, and in the credit markets; costs related to environmental clean-ups and liabilities; changes in laws or regulations, including the Dodd-Frank Act; the dilutive effect on the Company’s common stockholders of potential future sales of the Company’s common stock held by the selling stockholders; substantial governance and other rights held by the selling stockholders; breaches of our information system security measures and damage to our major information management systems; hazards that may cause personal injury or property damage, thereby subjecting the Company to liabilities and possible losses, which may not be covered by insurance; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters; and the volatility of the Company's stock price. The Company's SEC filings, including our most recent reports on Form 10-K, particularly under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended November 3, 2013, identify other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. NCI expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in its expectations.

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NCI BUILDING SYSTEMS, INC.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,

AMORTIZATION AND OTHER NONCASH ITEMS ("ADJUSTED EBITDA")

(In thousands)

(Unaudited)

	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	Trailing 12 Months
	July 28,	November 3,	February 2,	May 4,	May 4,
	2013	2013	2014	2014	2014
Net income (loss)	$(12,192)	$8,276	$(4,258)	$(4,905)	$(13,079)
Add:
Depreciation and amortization	9,066	9,012	8,767	8,941	35,786
Consolidated interest expense, net	5,130	3,334	3,100	3,035	14,599
Provision (benefit) for income taxes	(9,933)	5,410	(2,506)	(3,057)	(10,086)
Debt extinguishment costs, net	21,491	-	-	-	21,491
Gain on insurance recovery	-	(1,023)	(987)	(324)	(2,334)
Unreimbursed business interruption costs	-	500	-	-	500
Secondary offering costs	-	-	704	50	754
Non-cash charges:
Share-based compensation	3,448	4,565	3,179	2,563	13,755
Embedded derivative	(50)	-	-	-	(50)

Adjusted EBITDA (1)	$16,960	$30,074	$7,999	$6,303	$61,336

	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	Trailing 12 Months
	July 29,	October 28,	January 27,	April 28,	April 28,
	2012	2012	2013	2013	2013
Net income (loss)	$(3,267)	$6,270	$(3,627)	$(5,342)	$(5,966)
Add:
Depreciation and amortization	7,248	10,355	9,122	8,809	35,534
Consolidated interest expense, net	4,159	6,226	6,244	6,149	22,778
Provision (benefit) for income taxes	(663)	3,379	(1,825)	(2,506)	(1,615)
Acquisition-related costs	2,946	153	-	-	3,099
Debt extinguishment costs, net	6,437	-	-	-	6,437
Executive retirement	-	-	-	-	-
Non-cash charges:
Share-based compensation	2,090	3,116	3,442	3,445	12,093
Asset impairments (recoveries)	(22)	13	-	-	(9)
Embedded derivative	(5)	(5)	(5)	(4)	(19)

Adjusted EBITDA (1)	$18,923	$29,507	$13,351	$10,551	$72,332

(1)	The Company's Credit Agreement defines Adjusted EBITDA. Adjusted EBITDA excludes non-cash charges for goodwill and other asset impairments and stock compensation as well as certain non-recurring charges. As such, the historical information is presented in accordance with the definition above. Concurrent with the amendment and restatement of the Term Loan facility, the Company entered into an Asset-Based Lending facility which has substantially the same definition of Adjusted EBITDA except that the ABL facility caps certain non-recurring charges. The Company is disclosing Adjusted EBITDA, which is a non-GAAP measure, because it is used by management and provided to investors to provide comparability of underlying operational results.